                          [FIRST FINANCIAL LETTERHEAD]

                                 PRESS RELEASE

Release Date:                                                                        Further Information:

IMMEDIATE RELEASE                                                                    Patrick J. Coyne
                                                                                     Chairman of the Board, President
                                                                                     and Chief Executive Officer

                                                                                     Phone: 301/784-3105

                                                                                              - or -

                                                                                     William C. Marsh
                                                                                     Executive Vice President
                                                                                     Chief Financial Officer

May 15, 1996                                                                         Phone: 301/784-3106

                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND
        ANNOUNCES QUARTERLY DIVIDEND AND PLAN TO REPURCHASE COMMON STOCK

Cumberland, Maryland, May 15, 1996 - The Board of Directors of First Financial Corporation of Western Maryland (Nasdaq: FFWM) on May 15, 1996, declared a cash dividend of $0.12 per common share for the quarter ending June 30, 1996. The dividend will be payable on June 28, 1996 to stockholders of record at the close of business on June 14, 1996. Quarterly dividends have been paid consecutively by the Corporation since 1992.

The Corporation also announced that the Board of Directors authorized the repurchase of up to five percent, or approximately 110,000 shares, of the Corporation's outstanding common stock over the next twelve months.

Repurchases are authorized to be made by the Corporation from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Patrick J. Coyne, Chairman of the Board, President and Chief Executive Officer of the Corporation stated: "The repurchase program reflects management's belief that the current price of the Corporation's common stock does not adequately reflect the Corporation's long-term business and earnings prospects. The use of our cash must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate stockholder value. The Corporation is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

First Financial Corporation of Western Maryland is the holding company for First Federal Savings Bank of Western Maryland. First Federal Savings Bank of Western Maryland is a federally chartered, FDIC-insured savings bank which conducts its business through 11 offices located within the greater Cumberland area, Hagerstown, Hancock, Frostburg, Oakland and Westernport, Maryland.